EXHIBIT 4(b)


                                   WSMP, INC.
                                  P.O. Box 399
                                   WSMP Drive
                         Claremont, North Carolina 28610



                       AMENDMENT NO. 2 TO NOTE AGREEMENTS

                      10% Senior Notes due October 1, 1997
                    (Amended--Previously due October 1, 1996)



                                                            November 3, 1995


Aetna Life Insurance Company
151 Farmington Avenue
Hartford, Connecticut 06156-9344

Phoenix Home Life Mutual Insurance Company
One American Row
P.O. Box 5056
Hartford, Connecticut 06115-5056

Dear Noteholders:

     WSMP, Inc. (formerly Western Steer-Mom `n' Pop's, Inc.), a North Carolina corporation (the "Company"), has requested that each of you amend certain provisions of the Note Agreements dated as of April 2, 1987, as amended by Amendment No. 1 to Note Agreements dated as of February 12, 1992 between the Company and each of you (as so amended, the "Note Agreements"), pursuant to which each of you purchased a portion of the $20,000,000 initial aggregate principal amount of the Company's 9.17% Senior Notes due October 1, 1996 (the "Notes"), and to extend the maturity of the Notes. The Company understands that, subject to certain conditions, you are willing to amend the Note Agreements and to extend the maturity of the Notes. Now, therefore, the Com-pany agrees with each of you as follows:

SECTION 1.     DEFINITIONS

     1.1. Capitalized terms defined in the Note Agreements, as defined herein and used herein, have the same meanings herein as in the Note Agreements unless otherwise defined herein.

     1.2. As used in this Amendment, the following terms have the respective meanings set forth below or in the Section indicated:

          Amendment--this Amendment No. 2 to the Note Agreements dated as of
                     November 3, 1995 between the Company and each of you.

          Amendment No. 1--Amendment No. 1 to the Note Agreements dated as of
                           February 12, 1992 between the Company and each of you.

          Amendment Effective Date--Section 2.


SECTION 2.     EFFECTIVENESS OF AMENDMENTS, ETC.

     The effectiveness of the amendments provided for in Section 3 of this Amendment is subject to the satisfaction, on or prior to January 15, 1996 (the "Amendment Closing Date"), of all of the conditions precedent listed in Attachment C. On or before the Amendment Closing Date, the Company will deliver to each of you, upon surrender of the Notes then held by you, amended Notes in the form of Attachment B to this Amendment and in the respective out-standing principal amounts of the Notes surrendered by you, as reflected on Attachment A. The amended Notes will be dated the date to which interest has been paid on the surrendered Notes. The surrender of Notes and delivery of amended Notes shall occur at a closing to be completed by mail or courier service on or before January 15, 1996. Should the conditions listed on Attachment C not be completed by that date, they may be completed within a reasonable time thereafter, provided they are being diligently prosecuted to completion. This Amendment shall be effective as of November 3, 1995.


SECTION 3.     AMENDMENTS

     3.1. All references in the Note Agreements to the maturity date of the Notes shall be deemed to refer to October 1, 1997.

     3.2. The second sentence of Section 1.1 of the Note Agreements shall be amended and restated to read as follows:

               "Each Note will bear interest on the unpaid principal balance thereof from the date of such Note at the rate of 10.0% per annum, payable semi-annually on the first day of April and the first day of October in each year, commencing on October 1, 1987, until the principal amount thereof shall be due and payable; provided that commencing as of November 1, 1991 such interest shall be payable monthly on the first day of each month; provided that the annual interest rate shall be subject to adjustment in accordance with Sections 1.7 and 1.8. Any prepayment of the Notes after November 3, 1995 shall be without penalty."

     3.3. The last sentence of Section 1.1 of the Note Agreements shall be amended and restated to read as follows:

     "The Notes will be in the form of the Notes set out in Attachment B (the "Registered Notes"), as such Attachment is amended by this Amendment."

     3.4. Attachment B to the Note Agreement (the form of Registered Note) shall be amended and restated to read as set out in Attachment B to this Amendment.

     3.5. Section 1.6 of the Note Agreements shall be amended and restated to read as follows:

     "1.6 Security for the Notes.

     The Notes are to be secured pursuant to the mortgages and deeds of trust described on Schedule 1 attached hereto (collectively referred to as the "Deed of Trust"). The Deed of Trust will be in substantially the form of Attachment E to this Amendment."

     Section 1 of the Note Agreement shall be further amended by adding the following new Section 1.8:

     "1.8 Subsequent Interest Rate Adjustments.

     Beginning on October 1, 1996 the interest rate under the Notes shall be increased to the greater of (a) a rate of 15% per annum, or (b) 950 basis points above the one-year treasury then in effect. Thereafter: (1) on January 1, 1997, the interest rate shall be increased to the greater of
     (a) a rate of 15.25% per annum or (b) 975 basis points above the one-year treasury rate then in effect; (2) on April 1, 1997, the interest rate shall be increased to the greater of (a) a rate of 15.50% per annum or
     (b) 1,000 basis points above the one-year treasury rate then in effect; and (3) on July 1, 1997, the interest rate shall be increased to the greater of (a) a rate of 15.75% per annum, or (b) 1,025 basis points above the one-year treasury rate then in effect.

     3.6. Section 2.1(a) of the Note Agreements shall be amended and restated to read as follows:

     "2.1.     Required Payments.

          (a) In addition to paying the entire then outstanding principal amount and any accumulated interest on the Notes on October 1, 1997, the maturity date thereof, the Company will pay, and there shall become due and payable (1) on October 1 and April 1 in each year, beginning on October 1, 1991 and ending on April 1, 1997, inclusive, $769,230.27 principal amount of the Notes and (2) on October 1 in each year, beginning on October 1, 1992 and ending on October 1, 1996, a principal amount of the Notes equal to 50% of the Excess Cash Flow Amount for the immediately preceding fiscal year; provided that no payment on account of Excess Cash Flow shall be required in any year if the Excess Cash Flow Amount for the immediately preceding fiscal year is less than $10,000. Each such payment shall be at 100% of the principal amount prepaid, together with interest accrued thereon to the date of prepayment."

     3.7. Section 2.1(c) of the Note Agreements shall be amended and restated to read as follows:

     "The parties hereto acknowledge that the Company proposes to sell approximately $2,900,000 of Property, which Propery is set forth on Schedule 2 attached hereto. The full amount of the proceeds of such sales (except for the proceeds of the sale of the Morristown, TN Property) shall be applied in accordance with
      Section 1.1 of the Note Agreements. Such proceeds are to be allocated in inverse order of maturity, except that $769,230.27 of such proceeds may be applied to the payment of principal due April 1, 1996."

     3.8. Section 4.7 of the Note Agreement shall be amended by adding the following subsections (ix) and (x):

               "(ix)     Liens resulting from the Company's pledge of the
          Morristown, TN, the Waldorf, MD and the California, MD Properties to Nations Bank.

               (x) Liens resulting from the Company's pledge of the Conover, NC Property to Peoples Bank."

     3.9. Section 4.10 of the Note Agreements shall be amended by replacing "125%" with "100%".

     3.10. Section 4 of the Note Agreements shall be further amended by adding the following Sections 4.20, 4.21 and 4.22.

           " 4.20    Payments under the Nations Bank Debt.

           The Company shall not make any payments of principal under the Nations Bank Debt prior to October 1, 1997, other than with proceeds of the sale of the Morristown, TN, Waldorf, MD, or California, MD Properties. The Company hereby represents that the total book value of the Morristown, TN Property, the Waldorf, MD Property and the California, MD Property is less than $2,000,000 and that their total fair market value is less than $1,700,000.

           4.21 Sale of Properties and Refinancing.

           The Company shall use its best efforts to consummate the sale of $2,500,000 of Property by June 1, 1996. It further agrees to use its best efforts to refinance its obligations under the Note Agreements and this Amendment by August 15, 1996. Should the Company fail to conclude such a refinancing, the Company agrees to deliver to the Noteholders on or before October 1, 1996 at its own expense, an appraisal of all of its Property by an appraiser satisfactory to the Noteholders in form and substance satisfactory to the Noteholders."

           4.22 Extension of Maturity of Nations Bank Debt.

           The Company agrees that it shall extend the maturity of the Nations Bank Debt to July 25, 1996.

     3.11. Section 5 of the Note Agreements shall be amended by deleting
Section 5.1(i) and by adding the following Sections 5.1(i), 5.1(j) and 5.1(k).

          "(i) Event of Default under Deed of Trust -- An event of default as defined in any of the Deeds of Trust shall occur."

          "(j) Failure to Extend Nations Bank Debt. -- (i) The Company fails to extend the maturity of Nations Bank Debt to July 25, 1997 on or before June 1, 1996; or (ii) the Company fails to extend the Nations Bank Debt to October 1, 1997 on or before June 1, 1997;

          (k) Payment of Principal of Nations Bank Debt -- The Company makes any payment of principal under the Nations Bank Debt prior to October 1, 1997, other than payments made with the proceeds of the sale of the Morristown, TN, Waldorf, MD, or California, MD Properties."

     3.12. Section 6.1 of the Note Agreements shall be amended by inserting the following definitions in alphabetical order in such Section:

          "California, MD Property -- the property described on Schedule A attached hereto."

          "Conover, NC Property -- the property described on Schedule A attached hereto."

          "Morristown, TN Property -- the property described on Schedule A attached hereto. "

          "Nations Bank Debt -- The obligations of the Company under the Agreement dated as of October 30, 1995 between the Company and Nations Bank and any related agreements."

          "Waldorf, MD Property -- the property described on Schedule A attached hereto."


SECTION 4.     MISCELLANEOUS

     4.1. Except as specifically set forth in this Amendment or any other documents satisfying the requirements of Section 8.5(a) of the Note Agreements, the Note Agreements shall remain in full force and effect and no rights of the holders of the Notes thereunder shall be amended, modified or waived.

     4.2. Two or more duplicate originals of this Amendment may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument.

     4.3. Whether or not the amendments provided for in Section 3 of this Amendment become effective, the Company will pay all reasonable expenses relating to this Amendment and your consents, including the reasonable fees and disbursements of your special counsel and local counsel, recording and filing fees, the cost of title insurance, and your other costs, including travel expenses, incurred by you with respect to this Amendment and all costs you incur in exercising your rights under the Note Agreements, as amended, or the Deed of Trust.


     If this Amendment is satisfactory to you, please so indicate by signing the acceptance at the foot of a counterpart hereof and return a counter-part to the Company, whereupon this Amendment will become binding between us in accordance with its terms.


                           [SIGNATURE PAGES TO FOLLOW]



     In witness whereof, the parties to this Amendment have set their hands and seals, the day and year first above written.

                                   Very truly yours,

[SEAL]                             WSMP, INC.


                                   By:      Bobby G. Holman
                                      ---------------------------
                                     Name:  Bobby G. Holman
                                     Title: CFO & Treasurer


Accepted:

AETNA LIFE INSURANCE COMPANY                      [SEAL]



By:       Peter C. Nilsen
   --------------------------
  Name:   Peter C. Nilsen
  Title:  Investment Manager

PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY        [SEAL]


By:        Laurence P. Fleming
   -----------------------------
  Name:    Laurence P. Fleming
  Title:   Vice President